[KPMG LOGO]


        111 North Orange Avenue, Suite 1600
        P.O. Box 3031
        Orlando, FL 32802



                      CONSENT OF INDEPENDENT ACCOUNTANTS



The Board of Directors
Commercial Net Lease Realty, Inc.:



We consent to the incorporation by reference in the registration statement
(No. 333-64511) on Form S-3 of Commercial Net Lease Realty, Inc. of our reports dated January 14, 2000, relating to the consolidated balance sheets of Commercial Net Lease Realty, Inc. and subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of earnings, sockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1999, and the related financial statement schedules, which reports appear in the December 31, 1999 annual report on Form 10-K of Commercial Net Lease Realty, Inc.




                                                /s/ KPMG LLP


Orlando, Florida
March 30, 2000